As filed with the Securities and Exchange Commission on December 6, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Patriot Coal Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-5622045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12312 Olive Boulevard, Suite 400

St. Louis, Missouri 63141

(Address of Principal Executive Offices) (Zip Code)

Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan

Patriot Coal Corporation Employee Stock Purchase Plan

(Full title of the plan)

Joseph W. Bean, Esq.

Senior Vice President – Law & Administration and General Counsel

Patriot Coal Corporation

12312 Olive Boulevard, Suite 400

St. Louis, Missouri 63141

(Name and address of agent for service)

(314) 275-3600

(Telephone number, including area code, of agent for service)

Copy to:

R. Randall Wang, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

Phone: (314) 259-2000

Fax: (314) 259-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value, and Preferred Share Purchase Rights(3)	6,500,000(4)	$8.69	$56,485,000	$6,473.18
Common Stock, $0.01 par value, and Preferred Share Purchase Rights(3)	500,000(5)	$8.69	$4,345,000	$497.94

TOTAL	7,000,000	—	$60,830,000	$6,971.12

(1)	This registration statement also covers an indeterminate number of additional shares of common stock of Patriot Coal Corporation (the “Registrant”) that may be issued pursuant to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (the “2007 Plan”) and/or the Patriot Coal Corporation Employee Stock Purchase Plan (the “ESP Plan,” and collectively with the 2007 Plan, the “Plans”) by reason of stock splits, stock dividends, recapitalizations or similar transactions pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h)(1) of the Securities Act based on the average of the high and low sale prices of the Registrant’s common stock (“Common Stock”) as reported on the New York Stock Exchange on November 29, 2011.
(3)	Each share of Common Stock to be issued will also represent one Preferred Share Purchase Right, as provided in the Rights Agreement dated October 22, 2007 between the Registrant and American Stock Transfer & Trust Company, as amended. Such Preferred Share Purchase Rights will not trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.
(4)	Represents an increase in the aggregate number of shares of the Registrant’s Common Stock that may be issued in connection with stock-based awards that may be granted under the 2007 Plan.
(5)	Represents an increase in the shares of Common Stock reserved for issuance under the ESP Plan.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 to register additional securities under the Plans. This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on this form relating to the same employee benefit plans is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by the Registrant, Registration No. 333-147043, are incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees who are participants under the Plans as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference:

(i) The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010, filed February 25, 2011 (File No. 001-33466);

(ii) The Registrant’s Quarterly Reports filed on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 (File No. 001-33466);

(iii) The Registrant’s Current Reports on Form 8-K dated January 6, 2011 and filed on January 6, 2011; dated January 27, 2011 and filed on January 28, 2011; dated February 4, 2011 and filed on February 8, 2011; dated March 7, 2011 and filed on March 10, 2011; dated May 12, 2011 and filed on May 16, 2011; dated June 8, 2011 and filed on June 13, 2011; dated July 27, 2011 and filed on July 29, 2011; dated September 9, 2011 and filed on September 15, 2011; dated October 18, 2011 and filed on October 24, 2011; dated November 30, 2011 and filed on December 6, 2011 (File No. 001-33466); and

(iv) The description of the Registrant’s Common Stock and Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 10, as amended, filed on October 12, 2007, as updated by the Information Statement filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, dated October 23, 2007 and filed on October 24, 2007, as updated by the description contained in the Registrant’s Current Report on Form 8-K, dated April 2, 2008 and filed on April 8, 2008, under the caption “Item 1.01. Entry into a Material Definitive Agreement,” and as amended by the description contained in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 1, 2010, under the caption “Approval of Increase in Shares of Common Stock Authorized for Issuance (Item 3),” including any amendments or reports filed for the purpose of updating such description (File No. 001-33466).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (but this shall not include any information that is merely “furnished” to the Commission such as portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K). Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of the Registrant’s Common Stock and the associated Preferred Share Purchase Rights offered hereby have been passed upon by Joseph W. Bean, Esq., Senior Vice President – Law & Administration and General Counsel of the Registrant, whose opinion is contained in Exhibit 5.1 hereto. Mr. Bean is paid a salary by the Registrant, participates in certain employee benefit plans of the Registrant and beneficially owns shares of Common Stock, options to purchase shares of Common Stock and restricted stock units.

Item 6.	Indemnification of Directors and Officers.

Delaware law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation, i.e. a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s certificate of incorporation and by-laws require indemnification to the fullest extent permitted by Delaware law. The Registrant has also obtained directors’ and officers’ liability insurance providing coverage to its officers and directors.

In connection with the Registrant’s indemnification procedures and policies and the rights provided for by its certificate of incorporation and by-laws, the Registrant has entered into indemnification agreements with each of its directors and certain of its officers. Pursuant to those indemnification agreements, to the fullest extent permitted by Delaware law, the Registrant has agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at the request of the

Registrant as a director, officer, employee or agent of the Registrant, or while serving as a director or officer of the Registrant, is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful. The Registrant’s certificate of incorporation and the indemnification agreements require the advancement of expenses incurred by officers and directors in relation to any action, suit or proceeding.

Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (1) for any transaction from which the director derives an improper personal benefit, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of Delaware General Corporation Law (certain illegal distributions), or (4) for any breach of a director’s duty of loyalty to the corporation or its stockholders. The Registrant’s certificate of incorporation includes such a provision.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 6th day of December, 2011.

PATRIOT COAL CORPORATION

By:	/s/ Richard M. Whiting
Richard M. Whiting
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard M. Whiting, Mark N. Schroeder and Joseph W. Bean, or any of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments, documents and instruments in connection therewith) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental regulatory authority), granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Whiting Richard M. Whiting	President, Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2011

/s/ Mark N. Schroeder Mark N. Schroeder	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 6, 2011

/s/ Christopher K. Knibb Christopher K. Knibb	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 6, 2011

Signature	Title	Date

/s/ Irl F. Engelhardt Irl F. Engelhardt	Chairman of the Board and Director	December 6, 2011

/s/ J. Joe Adorjan J. Joe Adorjan	Director	December 6, 2011

/s/ B. R. Brown B. R. Brown	Director	December 6, 2011

/s/ Michael P. Johnson Michael P. Johnson	Director	December 6, 2011

/s/ Janiece M. Longoria Janiece M. Longoria	Director	December 6, 2011

/s/ John E. Lushefski John E. Lushefski	Director	December 6, 2011

/s/ Michael M. Scharf Michael M. Scharf	Director	December 6, 2011

/s/ Robert O. Viets Robert O. Viets	Director	December 6, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466).

4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on May 17, 2010, File No. 001-33466).

4.3	Amended and Restated By-Laws (Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466).

4.4	Rights Agreement, dated October 22, 2007, between the Registrant and American Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466), as amended by First Amendment to Rights Agreement, dated April 2, 2008 (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on April 8, 2008, File No. 001-33466).

4.5	Certificate of Designations of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed on November 6, 2007, File No. 001-33466).

5.1*	Opinion of Joseph W. Bean, Esq.

10.1	Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.17 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466), as amended by First Amendment to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.46 of the Registrant’s Current Report on Form 10-K, filed February 25, 2011, File No. 001-33466).

10.2	Patriot Coal Corporation Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.18 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007, File No. 001-33466), as amended by First Amendment to the Patriot Coal Corporation Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.63 of the Registrant’s Current Report on Form 10-K, filed on February 24, 2010, File No. 001-33466), as further amended by Second Amendment to the Patriot Coal Corporation Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.64 of the Registrant’s Current Report on Form 10-K, filed on February 24, 2010, File No. 001-33466), as further amended by Third Amendment to the Patriot Coal Corporation Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.65 of the Registrant’s Current Report on Form 10-K, filed on February 24, 2010, File No. 001-33466), as further amended by Fourth Amendment to the Patriot Coal Corporation Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.59 of the Registrant’s Current Report on Form 10-K, filed on February 25, 2011, File No. 001-33466) and as further amended by Fifth Amendment to the Patriot Coal Corporation Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.60 of the Registrant’s Current Report on Form 10-K, filed on February 25, 2011, File No. 001-33466).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Joseph W. Bean, Esq. (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page).

*	Denotes filed or furnished herewith.